U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2004

COFFEE PACIFICA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	333-10170-2	46-0466417
(State or other jurisdiction of incorporation or organization)	Commission File No	(IRS Employer Identification Number)

P.O. Box 95012, 8726 Barnard Street, Vancouver, B.C., Canada	V6P 6A6
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (604) 274 8004

(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

Coffee Pacifica, Inc. (OTCBB:CFPC) announced in a News Release dated December 7, 2004 that for the quarter ending December 31, 2004, the revenue is projected to be in the range of $190,000 to $205,000 representing a nearly three-fold increase in revenue from $69,937 for the quarter ended September 30, 2004. This represents two consecutive quarters of revenue growth from full operation after commencing quotation on the OCTBB in July 2004. For the full fiscal 2004 year, Coffee Pacifica expects revenue to be in the range of $260,000 to $274,000. Additional details will be made available in the 10-KSB.

Mr. Jon Yogiyo, Vice Chairman of Coffee Pacifica, stated that: "We are very excited about our projected fourth quarter revenue. A substantial growth in our revenue is due to the opportunity in the coffee market and a strong validation of Coffee Pacifica's business strategy as a marketer and distributor of Papua New Guinea grown green bean coffee. As our company's fundamentals improve we are poised to deliver continued revenue growth in 2005 and beyond, which we expect will directly enhance the shareholder value."

As previously reported, Coffee Pacifica will not proceed with the acquisition of Ozark Mountain Coffee Company due to their failure to provide audited financial statements required under the Letter of Intent that were necessary to complete the due diligence.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

COFFEE PACIFICA, INC.

Date: December 9, 2004                                            "Shailen Singh"

                                                                                        Shailen Singh, President & CEO